UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2011

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2011, Washington Square Financial, LLC (“WSF”), a wholly-owned subsidiary of Imperial Holdings, Inc. (the “Company”), entered into a forward purchase and sale agreement (“PSA”) to sell up to $40.0 million of life contingent structured settlement receivables to Compass Settlements LLC (“Compass”), an entity managed by Beacon Annuity Fund, LP (“Beacon”), the financing counterparty under the Company’s existing life contingent structured settlement facility. Subject to predetermined eligibility criteria and on-going funding conditions, Compass will commit, in increments of $5.0 million, up to $40.0 million to purchase life contingent structured settlement receivables from WSF and WSF will agree to sell the life contingent structured settlement receivables it originates on an exclusive basis to Compass for twenty-four months, subject to Compass maintaining certain purchase commitment levels. Additionally, the Company has agreed to guaranty WSF’s obligation to repurchase any ineligible receivables sold under the PSA and certain other related obligations.

In connection with the execution of the PSA, the Company’s existing life contingent structured settlement facility with Beacon, including the purchase and contribution agreement, dated as of April 12, 2011, by and among WSF and Contingent Settlements I, LLC, and the trust agreement, dated as of April 12, 2011, by and among Contingent Settlements I, LLC and Wilmington Trust Company, as trustee, each filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011, has terminated.

The foregoing summary does not purport to be complete and is qualified in its entirety by the PSA, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 7.01 Regulation FD Disclosure.

On January 3, 2012, the Company issued a press release announcing the transaction described in Item 1.01. A copy of the press release is furnished as Exhibit 99.1 herewith.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release issued by the Company on January 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2012

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company, dated January 3, 2012.